Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Whole Earth Brands, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (4)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common stock, par value $0.0001 per share	457(c)	2,829,200(2)	$9.29(3)	$26,283,268	0.0000927	$2,437
Fees Previously Paid	-	-	-	-	-	-		-

Carry Forward Securities
Carry Forward Securities	-	-	-	-	-		-	-	-	-
	Total Offering Amounts				$26,283,268	$2,437
	Total Fees Previously Paid					$0.00
	Total Fee Offsets					$0.00
	Net Fee Due					$2,437

(1) All the shares of common stock being registered hereby are offered for the accounts of certain selling stockholders. In accordance with Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions with respect to the shares being registered.

(2) Consists of up to 2,829,200 shares that may be issued to the selling stockholders as earn-out consideration pursuant to the Stock Purchase Agreement, dated as of December 17, 2020, by and among Whole Earth Brands, Inc., WSO Investments, Inc., WSO Holdings, LP (“WSO Partnership”), Edward Billington and Son, Limited (“EBS”), WSO Holdings, LLC (“WSO LLC,” and together with WSO Partnership and EBS, the “WSO Sellers”), and WSO Partnership, in its capacity as representative for the WSO Sellers.

(3) Estimated solely for the purpose of calculating the amount of the registration fee required by Section 6(b) of the Securities Act, and calculated in accordance with Rule 457(c) under the Securities Act, the offering price per share and aggregate offering price shown are based on the average of the high and low prices for the registrant’s common stock on January 31, 2022, as reported on the Nasdaq Stock Market.

(4) Calculated by multiplying the estimated aggregate offering price of the securities being registered by the fee rate.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims		-	-	-		-
Fee Offset Sources	-	-	-		-						-
Rule 457(p)
Fee Offset Claims	-	-	-	-		-	-	-	-	-
Fee Offset Sources	-	-	-		-						-

Table 3: Combined Prospectuses

Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date
-	-	-	-	-	-	-